Exhibit 99.1

Berkshire Hills Announces First Quarter Results

BOSTON, April 28, 2021 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced first quarter 2021 net income of $13 million, or $0.26 per share, compared to $15 million, or $0.30 per share, in the prior quarter. The first quarter non-GAAP measure of adjusted earnings totaled $16 million, or $0.32 per share, compared to $14 million, or $0.28 per share, in the prior quarter. First quarter adjusted income excludes $3 million in restructuring and other expenses. Quarterly results benefited from higher revenues and lower credit loss provision expense.

FIRST QUARTER FINANCIAL HIGHLIGHTS (Comparisons are to the prior quarter unless otherwise stated; non-GAAP measures are reconciled on page F-8)

•	33% increase in total non-interest income excluding gains/(losses)
•	13% decrease in GAAP income; 14% increase in adjusted income (non-GAAP measure)
•	2.62% net interest margin, stable for last four quarters
•	35% reduction in provision for credit losses on loans
•	42% reduction in annualized net loan charge-offs to 0.51% of loans from 0.80%
•	86% decrease in COVID-19 loan modifications compared to June 30, 2020
•	26% reduction in wholesale funding to 7% of assets
•	$23.05 book value per share; $22.39 tangible book value per share (non-GAAP measure)

CEO Nitin Mhatre stated, “Berkshire’s operating results improved in the first quarter, driven primarily by higher loan-related fees and revenues. The quarter also benefited from growth in demand deposits and the paydown of higher cost wholesale funding. This increase in our lending and deposit activities reflected the benefit of our engagement with our customers in processing government lending and fiscal relief to support further economic recovery in our markets from pandemic conditions. We also consolidated nine of our branch offices during the quarter as part of our branch optimization plan. This resulted in restructuring charges which reduced our GAAP results.”

Mr. Mhatre continued, “Public health and the economic outlook improved in our footprint during the quarter. Key measures of loan performance improved, resulting in reductions in net loan charge-offs, nonperforming loans, and loans with COVID-19 related modifications. Our loan loss provision decreased quarter-over-quarter, contributing to our improved operating results.”

Mr. Mhatre concluded, “During the quarter we announced key appointments to further strengthen the Company, including welcoming Subhadeep Basu to the position of SEVP/Chief Financial Officer, and Kevin Conn, as SVP/Investor Relations and Corporate Development. We announced other senior hires supporting our financial planning and our diversity, equity, and inclusion program. We also recently recruited new senior hires in our growing asset based lending and private banking business lines and added to our business banking team. Consistent with our longstanding emphasis on diversity and replenishment, we are nominating two new directors to our board. Our management team and board are focused on the development of our transformational strategic plan, which we plan to announce on May 18, 2021. This plan will make our purpose-driven community-dedicated bank better and stronger, faster; with the goal of enhancing results for all stakeholders.”

BALANCE SHEET

Total assets remained steady at $12.8 billion in the first quarter, and there was further progress in improving the structure and composition of the balance sheet.

Investments: Short-term investments increased by $352 million to $1.82 billion in the first quarter due to the funds inflows from loan paydowns. The Company is targeting to use some of these balances to settle the planned branch sale and also to fund payoffs of maturing wholesale funds. The portfolio of investment securities increased by $68 million to $2.29 billion.

Loans: Total loans decreased by $423 million, or 5%, including $189 million attributable to the forgiveness of SBA guaranteed Paycheck Protection Program (“PPP”) loans. Through its relationship with a funding third party, Berkshire participated in the origination of $206 million of new PPP loans during the quarter, many of which provided further assistance to existing borrowers. Loan balances decreased in the other major loan categories reflecting targeted runoff and impacts from the pandemic and government relief programs. Included in assets held for sale are $284 million in Mid-Atlantic loan balances which are targeted to be sold as part of the planned branch sale.

Asset Quality: Most loan performance metrics improved during the first quarter. Total net loan charge-offs decreased by 42% to $10 million from $17 million in the prior quarter. Total non-performing loans decreased by 14% to $56 million due primarily to loans exited during the quarter. Total COVID-19 related loan modifications, including in-process modifications, decreased to $214 million, or 2.8% of total loans from $350 million, or 4.3% of total loans, at the start of the quarter.

The Company’s estimate of expected credit losses at quarter-end resulted in a ratio of the allowance to total loans measuring 1.62%, which was little changed from 1.58% at the start of the quarter. Excluding the $444 million balance of PPP loans, the allowance was also little changed, measuring 1.72% of total loans at quarter-end.

Deposits and Borrowings: The Company continues to pay off maturing brokered deposits, which decreased by $179 million to $431 million during the quarter. Higher cost retail deposit accounts decreased by $102 million and daily fluctuating payroll balances decreased by $81 million to $965 million. Growth of other deposits was concentrated in non-interest bearing deposits, which increased by $266 million. Payroll balances shifted from money market accounts to NOW accounts due to calendar impacts related to payroll cycles. Due to deposit growth and the reduction in total loans, the ratio of loans/deposits decreased to 75% at quarter-end. Wholesale funds, which include brokered deposits and borrowings, decreased during the quarter by $303 million to $880 million, or 7% of total assets. At period-end, liabilities held for sale included $647 million in Mid-Atlantic branch deposit balances which are targeted for sale in the second quarter.

Equity: Quarter-end book value per share totaled $23.05 and the non-GAAP measure of tangible book value per share measured $22.39. Capital metrics remained strong, with equity/assets measuring 9.2% and the non-GAAP measure of tangible equity/tangible assets was 9.0%. Changes in shareholders’ equity included the impact of lower unrealized bond gains on accumulated comprehensive income due to the increase in medium term interest rates during the quarter.

RESULTS OF OPERATIONS

Earnings: Berkshire reported $0.26 in GAAP EPS and $0.32 in the non-GAAP measure of adjusted EPS in the first quarter of 2021. GAAP EPS decreased by $0.04, or 13%, quarter-over-quarter primarily due to $3 million in charges related to the consolidation of nine branch offices during the quarter. Adjusted EPS increased by $0.04, or 14%, and benefited from the 6% increase in revenue before gains and losses. The impact of a higher tax rate was partially offset by the benefit of a lower credit loss provision. Adjusted earnings exclude restructuring and certain other expenses. GAAP Pre-tax Pre-Provision Net Revenue (“PPNR”) totaled $23 million, while Adjusted PPNR totaled $27 million. The measure of ROTCE was 5.0%, and adjusted ROTCE was 6.0%. GAAP ROA was 0.42% and Adjusted ROA was 0.51%.

Revenue: First quarter results benefited from Berkshire’s engagement with its markets in bringing federal pandemic support to customers. The Company processed nearly $200 million in PPP loan forgiveness requests to the SBA, resulting in recognition of deferred interest income. It handled more than $200 million in new PPP loan requests, which provided new fee income in the quarter. Funds from these loans and other support programs contributed to growth in non-interest bearing balances, which lowered funding costs and supported net interest income.

Total net revenue increased quarter-over-quarter by $2 million to $101 million. Total revenue excluding gains and losses increased quarter-over-quarter by $6 million to $101 million due primarily to a $5 million increase in loan fees and revenue. This included $1.5 million related to new PPP loan requests handled in the quarter. This also included a $3 million increase in revenue related to fair valued instruments as a result of the increase in medium term interest rates during the quarter. Net interest income decreased by $1 million due to the decrease in total loans. The first quarter net interest margin of 2.62% was little changed from 2.61% in the prior quarter. The cost of deposits was reduced by 0.11% to 0.36% due to the paydown of higher cost time deposits, including brokered deposits. First quarter gross interest income included $3.5 million in deferred PPP fees recognized from loan forgiveness, compared to $1.5 million in the prior quarter. The unamortized balance of deferred PPP fees decreased to $7 million from $13 million during the quarter.

Credit Loss Provision: The provision for expected credit losses on loans decreased to $6.5 million from $10 million in the prior quarter. The provision expense is an amount sufficient to maintain the allowance for expected credit losses on loans. The decrease in the provision primarily reflects the impact on the allowance of the decrease in the loan portfolio during the quarter. The allowance also reflects improvements in economic conditions and non-accruing loans.

Expense: Non-interest expense increased quarter-over-quarter by $6 million, or 9%, including a $3 million increase in restructuring expenses primarily related to branch consolidation. Excluding these expenses, the non-GAAP measure of adjusted non-interest expense increased by $3 million, or 5%. This was primarily due to a $3 million increase in professional services expense, including legal, financial, and other advisory services related to management and board matters during the quarter. During the first quarter, the Company completed the consolidation of nine branch offices, reducing its total branch count from 130 offices at the start of the quarter to 121 offices at the end of the quarter. Full-time equivalent staff decreased to 1,467 positions at quarter-end, compared to 1,505 positions at year-end 2020. The first quarter effective income tax rate was 22%.

CORPORATE RESPONSIBILITY UPDATE

Berkshire is committed to purpose-driven, community-dedicated banking that enhances value for all its stakeholders. Learn more about the steps Berkshire is taking at www.berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

•	Corporate Responsibility Report- Earlier this month, the Company released its 2020 Corporate Responsibility Report, Meaningful Moments: Answering the Call. The report highlights how the Company’s 175 year heritage guided its response to the COVID-19 pandemic as well as its environmental, social, and governance performance. Berkshire seeks to enhance its purpose-driven, community-dedicated approach to banking to be the leading socially responsible bank in the communities it serves.

•	Chief Diversity Officer- As the Bank continues to build on its efforts to be a diverse, inclusive and equitable Company, it has appointed Angela Dixon, a 30-year veteran in the Human Resources and the Diversity, Equity, Inclusion space to the role of Chief Diversity Officer. As Chief Diversity Officer, Dixon will be responsible for driving the Company’s diversity, equity and inclusion strategy in collaboration with executive management and each of Berkshire’s business lines. She will also work to enhance the impact of Berkshire’s existing diversity initiatives and programs.

•	Bloomberg Gender Equality Index – Berkshire Bank's focus on diversity, ensuring gender equality and pay equity was highlighted as Bloomberg announced the company would be included in the 2021 Bloomberg Gender-Equality Index (GEI) for the second consecutive year. The GEI tracks the performance of public companies committed to disclosing their efforts to support gender equality through policy development, representation and transparency and rewards the top performing companies with inclusion in the index.

•	Human Rights Campaign Best Places to Work for LGBTQ Equality- Berkshire received the top adjusted score of 100 on the Human Rights Campaign Foundation’s 2021 Corporate Equality Index (CEI), the nation’s foremost benchmarking survey and report measuring corporate policies and practices related to LGBTQ workplace equality. The CEI rates employers providing these crucial protections across four central pillars including non-discrimination policies; equitable benefits for LGBTQ workers and their families; supporting an inclusive culture; and corporate social responsibility

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will post an investor presentation at its website at ir.berkshirebank.com with additional financial information and other information about the quarter.

Berkshire will also conduct a conference call/webcast at 10:00 a.m. Eastern time on Thursday, April 29, 2021 to discuss the results for the quarter and provide guidance about expected future results.  Participants are encouraged to pre-register for the conference call using the following link:  https://dpregister.com/sreg/10153685/e58f650abb.  Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call.  Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of Berkshire's website at http://ir.berkshirebank.com. Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) earnings call.  Participants are requested to dial-in a few minutes before the scheduled start of the call.  A telephone replay of the call will be available through Tuesday, May 6, 2021 by dialing 877-344-7529 and entering access number 10153685.  The webcast will be available on Berkshire's website for an extended period of time.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, which is committed to purpose-driven, community-dedicated banking and to be the leading socially responsible omni-channel bank in the communities it serves.  Headquartered in Boston, Berkshire operates 121 banking offices primarily in New England and New York.

FORWARD LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on page F-8 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2020, the Company recorded a full impairment of its goodwill and exited its discontinued national mortgage banking operations. Other non-adjusted expense in 2020 was primarily related to costs of the separation with the former CEO, as well as consulting for the CEO succession process. A 2020 non-adjusted gain was recognized on the sale of a specialty commercial insurance business line. In 2021, restructuring expense was primarily related to branch consolidation costs.

The Company measures of Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-adjusted adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for non-adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development

Email: KAConn2@berkshirebank.com

Tel: (617) 641-9206

David Gonci, Capital Markets Director

Email: dgonci@berkshirebank.com

Tel: (413) 281-1973

Media Contacts:

John Lovallo

Email: jlavollo@levick.com

Tel: (917) 612-8419

Cate Cronin

Email: ccronin@levick.com

Tel: (202) 738-7302

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Operations (Five Quarter Trend)
F-5	Average Balances and Average Yields and Costs
F-6	Asset Quality Analysis
F-7	Asset Quality Analysis (continued)
F-8	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
	2020	2020	2020	2020	2021
NOMINAL AND PER SHARE DATA
Net earnings/(loss) per common share, diluted	$(0.40)	$(10.93)	$0.42	$0.30	$0.26
Adjusted earnings/(loss) per common share, diluted (2)	(0.07)	(0.13)	0.53	0.28	0.32
Net income/(loss), (thousands)	(19,870)	(549,381)	21,225	15,009	13,031
Adjusted net income/(loss), (thousands) (2)	(3,645)	(6,464)	26,424	14,062	16,015
Total common shares outstanding, period-end (thousands)	50,199	50,192	50,306	50,833	50,988
Average diluted shares, (thousands)	50,204	50,246	50,329	50,355	50,565
Total book value per common share, (end of period)	33.90	22.79	23.03	23.37	23.05
Tangible book value per common share, (end of period) (2)	22.00	21.94	22.22	22.68	22.39
Dividends per common share	0.24	0.24	0.12	0.12	0.12
Full-time equivalent staff, continuing operations	1,548	1,511	1,507	1,505	1,467

PERFORMANCE RATIOS (3)
Return on equity	(4.58)%	(131.17)%	7.50%	5.22%	4.50%
Adjusted return on equity (2)	(0.84)	(1.54)	9.33	4.89	5.53
Return on tangible common equity (2)	(6.76)	(206.08)	8.32	5.85	4.98
Adjusted return on tangible common equity (2)	(0.94)	(2.05)	10.27	5.50	6.04
Return on assets	(0.62)	(16.38)	0.67	0.48	0.42
Adjusted return on assets (2)	(0.11)	(0.19)	0.84	0.45	0.51
Net interest margin, fully taxable equivalent (FTE) (4)(5)	3.04	2.62	2.61	2.61	2.62
Efficiency ratio (2)	66.92	71.01	65.39	71.03	71.32

FINANCIAL DATA (in millions, end of period)
Total assets	$13,122	$13,063	$12,614	$12,838	$12,757
Total earning assets	11,785	12,267	11,832	12,090	12,071
Total loans	9,303	9,370	8,982	8,082	7,659
Allowance for credit losses	114	139	134	127	124
Total deposits	10,072	10,776	10,467	10,216	10,244
Loans/deposits (%)	92%	87%	86%	79%	75%
Total shareholders' equity	$1,722	$1,164	$1,179	$1,188	$1,175

ASSET QUALITY
Allowance for credit losses, (millions)	$114	$139	$134	$127	$124
Net charge-offs, (millions)	(10)	(4)	(6)	(17)	(10)
Net charge-offs (QTD annualized)/average loans	0.45%	0.17%	0.27%	0.80%	0.51%
Provision expense, (millions)	$35	$30	$1	$10	$7
Non-performing assets, (millions)	53	47	49	67	58
Non-performing loans/total loans	0.55%	0.48%	0.53%	0.80%	0.73%
Allowance for credit losses/non-performing loans	222	311	284	196	222
Allowance for credit losses/total loans	1.22	1.49	1.50	1.58	1.62

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets(6)	12.0%	12.7%	13.2%	13.8%	14.0%
Tier 1 capital leverage ratio(6)	9.4	8.6	9.2	9.4	9.2
Tangible common shareholders' equity/tangible assets(2)	8.8	8.5	8.9	9.0	9.0

(1)	Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on page F-8.
(2)	Non-GAAP financial measure. adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See page F-8 for reconciliations of non-GAAP financial measures.
(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.11%, 0.07%, 0.08%, 0.07%, 0.05%.
(6)	Presented as projected for March 31, 2021 and actual for the remaining periods.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	March 31,	December 31,	March 31,
(in thousands)	2020	2020	2021
Assets
Cash and due from banks	$90,280	$91,219	$81,285
Short-term investments	515,140	1,466,656	1,818,323
Total cash and short-term investments	605,420	1,557,875	1,899,608

Trading security	9,829	9,708	9,350
Marketable equity securities, at fair value	32,283	18,513	15,801
Securities available for sale, at fair value	1,403,858	1,695,232	1,627,330
Securities held to maturity, at amortized cost	336,802	465,091	610,637
Federal Home Loan Bank stock and other restricted securities	54,306	34,873	28,680
Total securities	1,837,078	2,223,417	2,291,798
Less: Allowance for credit losses on investment securities	(141)	(104)	(111)
Net securities	1,836,937	2,223,313	2,291,687

Loans held for sale	4,252	17,748	18,377

Total loans	9,303,177	8,081,519	7,658,778
Less: Allowance for credit losses on loans	(113,510)	(127,302)	(123,800)
Net loans	9,189,667	7,954,217	7,534,978

Premises and equipment, net	120,667	112,663	108,538
Other real estate owned	224	149	149
Goodwill and other intangible assets	597,797	34,819	33,500
Other assets	626,485	619,925	566,809
Assets held for sale(1)	-	317,304	303,697
Assets from discontinued operations	140,064	-	-
Total assets	$13,121,513	$12,838,013	$12,757,343

Liabilities and shareholders' equity
Demand deposits	$1,922,490	$2,484,249	$2,750,393
NOW and other deposits	1,546,626	1,003,005	1,856,988
Money market deposits	2,391,835	3,371,353	2,486,261
Savings deposits	867,024	972,116	1,047,506
Time deposits	3,343,700	2,385,085	2,103,222
Total deposits	10,071,675	10,215,808	10,244,370

Senior borrowings	944,053	474,357	351,354
Subordinated borrowings	97,107	97,280	97,338
Total borrowings	1,041,160	571,637	448,692

Other liabilities	255,846	232,730	229,832
Liabilities held for sale(1)	-	630,065	659,310
Liabilities from discontinued operations	30,554	-	-
Total liabilities	11,399,235	11,650,240	11,582,204

Preferred shareholders' equity	20,325	-	-
Common shareholders' equity	1,701,953	1,187,773	1,175,139
Total shareholders' equity	1,722,278	1,187,773	1,175,139
Total liabilities and shareholders' equity	$13,121,513	$12,838,013	$12,757,343

(1) Includes loans and deposits from planned branch sales in the Mid-Atlantic region.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

			Growth %
(in millions)	December 31, 2020 Balance	March 31, 2021 Balance	Quarter ended March 31, 2021
Total commercial real estate	$3,647	$3,645	-%
Commercial and industrial loans	1,959	1,741	(11)
Total commercial loans	5,606	5,386	(4)

Total residential mortgages	1,813	1,668	(8)

Home equity	295	280	(5)
Auto and other	368	325	(12)
Total consumer loans	663	605	(9)
Total loans	$8,082	$7,659	(5)%

DEPOSIT ANALYSIS

			Growth %
(in millions)	December 31, 2020 Balance	March 31, 2021 Balance	Quarter ended March 31, 2021
Demand	$2,484	$2,750	11%
NOW and other	1,003	1,857	85
Money market	3,372	2,486	(26)
Savings	972	1,048	8
Time deposits	2,385	2,103	(12)
Total deposits	$10,216	$10,244	-%

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED - (F-4)

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
(in thousands, except per share data)	2020	2020	2020	2020	2021
Interest income	116,195	103,688	97,768	92,131	88,153
Interest expense	29,767	26,098	20,713	16,422	13,060
Net interest income from continuing operations, not FTE	86,428	77,590	77,055	75,709	75,093
Non-interest income from continuing operations
Deposit related fees	7,947	5,373	7,062	7,523	7,126
Insurance commissions and fees	3,024	2,767	2,660	2,319	3,130
Wealth management fees	2,570	2,057	2,299	2,359	2,772
Mortgage banking originations	959	1,644	2,044	543	802
Loan fees and revenue	1,302	5,717	4,988	4,833	10,246
Other	(436)	(999)	1,927	2,105	2,148
Total non-interest income excluding (losses)/gains	15,366	16,559	20,980	19,682	26,224
Securities (losses)/gains, net	(9,730)	822	(1,017)	2,405	(31)
Gain on sale of business operations and assets, net	-	-	-	1,240	-
Total non-interest income	5,636	17,381	19,963	23,327	26,193
Total net revenue from continuing operations	92,064	94,971	97,018	99,036	101,286
Total net revenue from continuing operations excluding (losses)/gains	101,794	94,149	98,035	95,391	101,317

Provision for credit losses	34,807	29,871	1,200	10,000	6,500

Compensation and benefits	36,909	39,403	34,809	36,719	38,735
Occupancy and equipment	11,132	10,195	11,084	10,948	11,024
Technology and communications	8,081	7,755	8,540	7,988	8,593
Professional services	2,720	2,565	2,567	4,055	6,614
Other expenses	12,483	10,595	10,527	11,563	9,702
Merger, restructuring and other non-operating expenses	-	553,762	5,316	523	3,486
Total non-interest expense	71,325	624,275	72,843	71,796	78,154
Total non-interest expense excluding merger, restructuring and other	71,325	70,513	67,527	71,273	74,668

Income/(loss) from continuing operations before income taxes	$(14,068)	$(559,175)	$22,975	$17,240	$16,632
Income tax expense/(benefit)	(1,996)	(16,130)	(68)	(1,659)	3,601
Net income/(loss) from continuing operations	$(12,072)	$(543,045)	$23,043	$18,899	$13,031

(Loss) from discontinued operations before income taxes	$(10,629)	$(8,635)	$(2,477)	$(5,114)	$-
Income tax (benefit)	(2,831)	(2,299)	(659)	(1,224)	-
Net (loss) from discontinued operations	$(7,798)	$(6,336)	$(1,818)	$(3,890)	$-

Net income/(loss)	$(19,870)	$(549,381)	$21,225	$15,009	$13,031
Preferred stock dividend	125	130	58	-	-
Income/(loss) available to common shareholders	$(19,995)	$(549,511)	$21,167	$15,009	$13,031

Diluted earnings/(loss) per common share:
Continuing Operations	$(0.24)	$(10.80)	$0.46	$0.38	$0.26
Discontinued Operations	(0.16)	(0.13)	(0.04)	(0.08)	-
Total	$(0.40)	$(10.93)	$0.42	$0.30	$0.26

Weighted average shares outstanding:
Basic	50,204	50,246	50,329	50,308	50,330
Diluted	50,204	50,246	50,329	50,355	50,565

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-5)

	March 31, 2020		June 30, 2020		Sept. 30, 2020		Dec. 31, 2020		March 31, 2021
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	4,000	4.41%	4,005	3.78%	3,986	3.52%	3,843	3.34%	3,630	3.27%
Commercial and industrial loans	1,796	5.03	2,153	4.02	2,192	3.88	2,056	4.05	1,865	4.62
Residential mortgages	2,654	3.77	2,453	3.78	2,224	3.78	1,971	3.78	1,740	3.71
Consumer loans	922	4.28	865	3.72	801	3.59	726	3.41	634	3.79
Total loans (1)	9,372	4.33	9,476	3.83	9,203	3.68	8,596	3.62	7,869	3.73
Securities (2)	1,745	3.32	1,793	3.07	1,874	2.78	1,968	2.69	2,195	2.36
Short-term investments and loans held for sale	375	1.78	697	0.50	766	0.21	977	0.57	1,351	0.13
Mid-Atlantic region loans held for sale	-		-		-		101		295
Total earning assets (3)	11,492	4.08	11,966	3.50	11,843	3.31	11,642	3.17	11,710	3.07
Goodwill and other intangible assets	598		591		41		40		34
Other assets	663		752		760		752		724
Assets from discontinued operations	99		110		16		12		-
Total assets	12,852		13,419		12,660		12,446		12,468

Liabilities and shareholders' equity
NOW and other	1,159	0.46%	1,184	0.30%	1,244	0.24%	1,279	0.17%	1,325	0.15%
Money market	2,753	0.98	2,672	0.58	2,674	0.38	2,756	0.32	2,802	0.27
Savings	847	0.13	901	0.10	940	0.10	967	0.08	1,003	0.08
Time	3,333	1.87	3,399	1.84	3,056	1.63	2,629	1.35	2,266	1.12
Total interest-bearing deposits	8,092	1.18	8,156	1.01	7,914	0.81	7,631	0.62	7,396	0.48
Borrowings	949	2.60	942	2.38	777	2.36	658	2.50	500	2.78
Mid-Atlantic region interest-bearing deposits	-		-		-		180		518
Total interest-bearing liabilities	9,041	1.33	9,098	1.16	8,691	0.95	8,469	0.77	8,414	0.63
Non-interest-bearing demand deposits	1,849		2,343		2,559		2,542		2,537
Other liabilities (4)	204		274		254		279		358
Liabilities from discontinued operations	24		29		23		6		-
Total liabilities	11,118		11,744		11,527		11,296		11,309

Preferred shareholders' equity	21		20		20		7		-
Common shareholders' equity	1,713		1,655		1,113		1,143		1,159
Total shareholders' equity	1,734		1,675		1,133		1,150		1,159
Total liabilities and shareholders' equity	12,852		13,419		12,660		12,446		12,468

Net interest spread		2.75%		2.34%		2.36%		2.40%		2.44%
Net interest margin (5)		3.04		2.62		2.61		2.61		2.62
Cost of funds		1.11		0.92		0.73		0.60		0.48
Cost of deposits		0.96		0.79		0.61		0.47		0.36

Supplementary data
Average PPP loans	-		461		707		685		546
Average loans excluding PPP loans	9,372		9,015		8,496		7,911		7,323
Total PPP loans, end of period	-		706		708		633		444
Total loans excluding PPP loans, end of period	9,303		8,664		8,274		7,448		7,215
Total average non-maturity deposits	6,608		7,100		7,417		7,544		7,666
Total average deposits	9,941		10,500		10,473		10,173		9,932
Fully taxable equivalent income adjustment	2		2		2		1		1
Total average tangible equity (6)	1,135		1,085		1,091		1,110		1,125

(1)	Total loans include non-accruing loans.
(2)	Average balances for securities available-for-sale are based on amortized cost.
(3)	Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.
(4)	Includes the Mid-Atlantic region non-interesting bearing deposits. As of March 31, 2021 and December 31, 2020, the Mid-Atlantic region average non-interest bearing deposits were $119 million and $37 million, respectively.
(5)	The effect of PPP loans on the quarterly net interest margin as of March 31, 2021 and December 31, 2020 was an increase and the effect was a decrease as of September 31, 2020. There was no impact as of June 30, 2020 and March 31, 2020. This is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.00%, 0.00%, (0.01%), 0.05%, 0.11%. This calculation excludes gross interest income on PPP loans and average PPP loan balances.
(6)	See page F-8 for details on the calculation of total average tangible equity.

  BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-6)

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
(in thousands)	2020	2020	2020	2020	2021
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate (1)	$16,938	$12,486	$14,777	$35,581	$28,325
Commercial and industrial loans	18,370	15,045	15,035	12,921	9,371
Residential mortgages	9,636	9,840	7,928	8,347	10,674
Consumer loans	6,172	7,513	9,650	8,099	7,447
Total non-accruing loans	51,116	44,884	47,390	64,948	55,817
Other real estate owned	224	517	401	149	149
Repossessed assets	1,316	1,581	1,646	1,932	1,701
Total non-performing assets	$52,656	$46,982	$49,437	$67,029	$57,667

Total non-accruing loans/total loans	0.55%	0.48%	0.53%	0.80%	0.73%
Total non-accruing loans/total loans excluding PPP loans	0.55%	0.52%	0.57%	0.87%	0.77%
Total non-performing assets/total assets	0.40%	0.36%	0.39%	0.52%	0.45%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$63,575	$113,510	$139,394	$134,414	$127,302
Adoption of ASU No. 2016-13 (2)	25,434	-	-	-	-
Balance after adoption of ASU No. 2016-13	89,009	113,510	139,394	134,414	127,302
Charged-off loans	(12,432)	(7,274)	(7,776)	(18,314)	(11,460)
Recoveries on charged-off loans	1,958	3,259	1,580	1,209	1,465
Net loans charged-off	(10,474)	(4,015)	(6,196)	(17,105)	(9,995)
Provision for loan credit losses	34,975	29,899	1,216	9,993	6,493
Balance at end of period	$113,510	$139,394	$134,414	$127,302	$123,800

Allowance for credit losses/total loans	1.22%	1.49%	1.50%	1.58%	1.62%
Allowance for credit losses/total loans excluding PPP loans	1.22%	1.61%	1.62%	1.71%	1.72%
Allowance for credit losses/non-accruing loans	222%	311%	284%	196%	222%

NET LOAN CHARGE-OFFS
Commercial real estate	$(5,990)	$(1,679)	$(635)	$(11,862)	$(6,959)
Commercial and industrial loans	(3,728)	(1,059)	(5,551)	(5,089)	(2,662)
Residential mortgages	(19)	(966)	517	250	80
Home equity	(107)	(10)	(57)	141	(42)
Auto and other consumer	(630)	(301)	(470)	(545)	(412)
Total, net	$(10,474)	$(4,015)	$(6,196)	$(17,105)	$(9,995)

Net charge-offs (QTD annualized)/average loans	0.45%	0.17%	0.27%	0.80%	0.51%
Net charge-offs (YTD annualized)/average loans	0.45%	0.31%	0.29%	0.41%	0.51%

(1)	This balance includes $17 million of PCD loans.
(2)	This balance includes $12 million of PCD confirmed losses as of January 1, 2020.

  BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - UNAUDITED (F-7)

	March 31, 2020		June 30, 2020		September 30, 2020		December 31, 2020		March 31, 2021
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$39,583	0.43%	$35,128	0.37%	$27,626	0.31%	$16,310	0.20%	$28,565	0.37%
90+ Days delinquent and still accruing	5,052	0.05%	13,056	0.14%	12,876	0.14%	11,450	0.14%	6,124	0.08%
Total accruing delinquent loans	44,635	0.48%	48,184	0.51%	40,502	0.45%	27,760	0.34%	34,689	0.45%
Non-accruing loans	51,116	0.55%	44,884	0.48%	47,390	0.53%	64,948	0.80%	55,817	0.73%
Total delinquent and non-accruing loans	$95,751	1.03%	$93,068	0.99%	$87,892	0.98%	$92,708	1.14%	$90,506	1.18%

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-8)

		March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
(in thousands)		2020	2020	2020	2020	2021
Total revenue from continuing operations	(A)	$92,064	$94,971	$97,018	$99,036	$101,286
Adj: Net securities (gains)/losses (1)		9,730	(822)	1,017	(2,405)	31
Adj: Net (gains) on sale of business operations and assets		-	-	-	(1,240)	-
Total adjusted revenue (2)	(B)	$101,794	$94,149	$98,035	$95,391	$101,317

Total non-interest expense from continuing operations	(C)	$71,325	$624,275	$72,843	$71,796	$78,154
Less: Merger, restructuring and other expense (see above)		-	-	(5,316)	(523)	(3,486)
Less: Goodwill impairment		-	(553,762)	-	-	-
Adjusted non-interest expense (2)	(D)	$71,325	$70,513	$67,527	$71,273	$74,668

Pre-tax, pre-provision net revenue (PPNR) from continuing operations	(A-C)	$20,739	$(529,304)	$24,175	$27,240	$23,132
Adjusted pre-tax, pre-provision net revenue (PPNR)	(B-D)	30,469	23,636	30,508	24,118	26,649

Net income/(loss)		$(19,870)	$(549,381)	$21,225	$15,009	$13,031
Adj: Net securities (gains)/losses (1)		9,730	(822)	1,017	(2,405)	31
Adj: Goodwill impairment		-	553,762	-	-	-
Adj: Net (gains) on sale of business operations and assets		-	-	-	(1,240)	-
Adj: Restructuring expense and other expense		-	-	5,316	523	3,486
Adj: Loss from discontinued operations before income taxes		10,629	8,635	2,477	5,114	-
Adj: Income taxes benefit/(expense)		(4,134)	(18,658)	(3,611)	(2,939)	(533)
Total adjusted income/(loss) (2)	(E)	$(3,645)	$(6,464)	$26,424	$14,062	$16,015

(in millions, except per share data)
Total average assets	(F)	$12,852	$13,419	$12,660	$12,446	$12,468
Total average shareholders' equity	(G)	1,734	1,675	1,133	1,150	1,159
Total average tangible shareholders' equity (2)(3)	(H)	1,135	1,085	1,091	1,110	1,125
Total average tangible common shareholders' equity (2)(3)	(I)	1,115	1,064	1,071	1,103	1,125
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,124	1,122	1,138	1,153	1,142
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,104	1,101	1,118	1,153	1,142
Total tangible assets, period-end (2)(3)	(L)	12,524	13,021	12,574	12,803	12,724

Total common shares outstanding, period-end (thousands)	(M)	50,199	50,192	50,306	50,833	50,988
Average diluted shares outstanding (thousands)	(N)	50,204	50,246	50,329	50,355	50,565

GAAP earnings/(loss) per common share, diluted (2)		$(0.40)	$(10.93)	$0.42	$0.30	$0.26
Adjusted earnings/(loss) per common share, diluted (2)	(E/N)	(0.07)	(0.13)	0.53	0.28	0.32
Tangible book value per common share, period-end (2)	(K/M)	22.00	21.94	22.22	22.68	22.39
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	8.98	8.61	9.05	9.01	8.98

Performance ratios (4)
GAAP return on equity		(4.58)%	(131.17)%	7.50%	5.22%	4.50%
Adjusted return on equity (2)	(E/G)	(0.84)	(1.54)	9.33	4.89	5.53
Return on tangible common equity (2)(5)		(6.76)	(206.08)	8.32	5.85	4.98
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	(0.94)	(2.05)	10.27	5.50	6.04
GAAP return on assets		(0.62)	(16.38)	0.67	0.48	0.42
Adjusted return on assets (2)		(0.11)	(0.19)	0.84	0.45	0.51
PPNR from continuing operations/assets (2)		0.65	(15.78)	0.76	0.88	0.74
Adjusted PPNR/assets (2)		0.96	0.71	0.97	0.78	0.85
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	66.92	71.01	65.39	71.03	71.32
Net interest margin		3.04	2.62	2.61	2.61	2.62

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$608	$1,379	$1,377	$1,334	$41
Non-interest income charge on tax-credit investments (8)	(P)	(486)	(1,097)	(1,090)	(971)	(33)
Net income on tax-credit investments	(O+P)	122	282	287	363	9

Intangible amortization	(Q)	$1,580	$1,558	$1,530	$1,513	$1,319
Fully taxable equivalent income adjustment	(R)	1,824	1,580	1,512	1,485	1,494

(1)	Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2)	Non-GAAP financial measure.
(3)	Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.
(4)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5)	Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6)	Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7)	The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8)	The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.